AMENDMENT NO. 11
to the
COMBINED INVESTMENT ADVISORY AGREEMENT

This Amendment is made as of October 31, 2010 to the Combined Investment Advisory Agreement among Munder Series Trust (“MST”), on behalf of each of its series, Munder Series Trust II (“MST II”), on behalf of each of its series, and Munder Capital Management (“Advisor”), a Delaware general partnership.

WHEREAS, the advisory fee schedule for the Munder Growth Opportunities Fund was revised effective October 31, 2010; and

WHEREAS, the parties desire to update Schedule B to the Agreement.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor, MST and MST II agree to amend the Agreement as follows:

1.	Schedule B the Agreement is hereby replaced with the attached Schedule B effective as of October 31, 2010.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST
MUNDER SERIES TRUST II

By:
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:
Peter K. Hoglund
Managing Director, Chief Financial Officer

SCHEDULE B
As of October 31, 2010

Annual Fees (as a Percentage of Daily Net Assets)
Munder Asset Allocation Fund-Balanced	0.65%
Munder Bond Fund	0.40%
Munder Energy Fund	0.75%
Munder Growth Opportunities Fund	0.85% of the first $1 billion of average daily net assets; and 0.80% of average daily net assets in excess of $1 billion
Munder Healthcare Fund	0.80% of the first $250 million of average daily net assets; and 0.75% of average daily net assets in excess of $250 million
Munder Index 500 Fund	0.20% of the first $250 million of average daily net assets; 0.12% of the next $250 million; and 0.07% of average daily net assets in excess of $500 million
Munder International Equity Fund	0.75%
Munder International Fund-Core Equity	0.80% on the first $1 billion of average daily net assets; and 0.75% of the average daily net assets in excess of $1 billion
Munder International Small-Cap Fund	0.95% on the first $1 billion of average daily net assets; and 0.90% of the average daily net assets in excess of $1 billion
Munder Large-Cap Growth Fund	0.75% of the first $1 billion of average daily net assets; 0.725% of the next $1 billion; and 0.70% of average daily net assets in excess of $2 billion
Munder Large-Cap Value Fund	0.75% of the first $100 million of average daily net assets; and 0.70% of average daily net assets in excess of $100 million
Munder Micro-Cap Equity Fund	1.00%

Annual Fees (as a Percentage of Daily Net Assets)
Munder Mid-Cap Core Growth Fund	0.75% on the first $6 billion of average daily net assets, 0.70% on the next $2 billion, and 0.65% on average daily net assets exceeding $8 billion
Munder Small-Cap Value Fund	0.75%
Munder Tax-Free Short & Intermediate Bond Fund	0.40%